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                                                                  EXHIBIT 10.13







                            [JENNY CRAIG LETTERHEAD]







June 4, 1997



Ms. Eileen Piersa
4609 Richey Road
Yakima, Washington 98908

Dear Ms. Piersa:

It's been a pleasure to work with you in a consulting capacity during the past year at Jenny Craig. This letter will formalize our employment offer to you. While your duties will involve achieving strategic plans and financial goals of the Company, following is an outline of the specific responsibilities you will assume, and the other issues we discussed, upon your joining the Company on or before June 9, 1997.


1. Your position will be Vice President, Operations. You will report directly to me.

2. The duties of this position involve responsibility for overall operations, training, and profitability of the Company. You will interact with management to define and prioritize organizational and client needs in order to implement agreed upon programs and budgets.

3. Your annual compensation will be $145,000 per year payable on a bi-monthly basis. You will also be eligible to participate in the Company's Executive Incentive Compensation Plan for Fiscal Year 1998, which begins on July 1, 1997.

4. You will receive an option to purchase 20,000 shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment. The vesting period for the options will be over a four year period in four annual equal installments of 25%, the first of which will vest on the first anniversary of your employment with the Company. If your employment is terminated by the Company without cause, all options not then exercisable will become exercisable.



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5.       Upon joining the Company, you will be afforded the same fringe benefit opportunities as other senior executives in the Company, which will include immediate health care benefits and vacation allowance not to exceed three weeks per year.

6. It is the Company's intention to pay the necessary and reasonable expense of relocating you and your family to the San Diego area. In addition, at the start of your employment with the Company, you will receive a one-time payment of $15,000 from the Company. If you leave the Company's employment for any reason within twelve months from the date of your employment, you agree to reimburse the Company $15,000.

7. The Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by the Company without cause, or by you within ninety days following a change of control of the Company, you will receive a severance payment equal to your then current annual salary, payable in 12 equal monthly installments. If your employment is terminated, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of 120 days in any consecutive 12 month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

8. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge, or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business, or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information, and immediately following termination of your employment, to return to the Company all materials created by you or others which relate to the operations, business, or affairs of the Company. You agree that for a period of two (2) years following termination of your employment, you will not, directly or indirectly (a) employ or seek to employ, engage, or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee; or (b) induce any person or entity to leave his employment with the Company, terminate an independent contractor relationship with the Company, or terminate or reduce any contractual relationship with the Company. Notwithstanding anything herein to the contrary, this paragraph # 8 shall not apply to Eileen Piersa's involvement with Steve Dahl & Associates, Inc. and Piersa Consulting.




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Eileen Piersa                                                       4 June 1997
Page Three


9. Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and with discovery permitted by both parties in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California or any successor thereto, subject to such modification as may be directed by the arbitrator. The award of the arbitrator(s) shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

We are looking forward to your joining Jenny Craig and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.

Sincerely,



/s/  Janet Rheault
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Janet Rheault
Senior Vice President
Operations

                                    Accepted and Agreed:


                                    /s/  Eileen Piersa
                                    ----------------------------------------
                                    Signature                           Date